Exhibit 99.1

Welltower Issues Business Update

TOLEDO, Ohio, April 1, 2020 /PRNewswire/ — (NYSE: WELL) Welltower® Inc. today issued the following statement regarding the ongoing COVID-19 pandemic:

“During these extraordinary times, we remain inspired by the resolve and fortitude of all individuals who are on the front lines in combating the impact of the COVID-19 pandemic. This includes the thousands of health care professionals, caregivers, and staff in Welltower facilities, who are working tirelessly to promote the safety and well-being of their residents and patients,” commented Thomas J. DeRosa, Chairman and CEO. “One of Welltower’s primary responsibilities during this time is to offer its full support to our operating partners. As such, our team continues to utilize its relationships across the health care sector to help address some of the most critical challenges they face,” he added.

Operator Support

In an effort to address pressures from the nationwide shortage of supplies and testing kits, Welltower has established a distribution center in Dallas to receive bulk orders from existing suppliers and group purchasing organizations, along with new supply chains. We plan to use the Dallas center to distribute personal protective equipment (PPE) and other supplies to our operating partners. As part of this effort, the Company has procured or is in the process of procuring approximately 400,000 pairs of gloves, 250,000 face masks, and 120,000 isolation gowns, in addition to hand sanitizer, disinfectants, and no-touch thermometers. Welltower has also secured testing kits and has started to facilitate testing capabilities, including the establishment of new relationships with regional and national lab providers. Additionally, through our pre-existing collaboration with UCSF’s Clinical Innovation Center, Welltower has connected our operators to subject matter experts to receive guidance on matters such as interfacility transfers, staff screening and safety, and testing protocols. Amongst a host of other initiatives, we have provided resources designed to support telemedicine solutions to avoid subjecting residents to unnecessary risk of infection and to triage in-place residents. Welltower is committed to further engagement with parties across the health care sector to explore any and all solutions which will benefit our operating partners.

Senior Housing Operating Portfolio Update

With respect to our seniors housing operating (SHO) portfolio, based on reports received from our operators as of April 1, 2020, 45 communities have reported at least one confirmed COVID-19 case affecting 116 residents out of a total resident population of approximately 61,000. Our operating partners are required to follow guidelines provided by the Centers for Disease Control and local and state authorities on testing for COVID-19. As has been widely reported, though, testing challenges have limited our operators’ ability to test the entire resident population.

As of March 27, 2020, our total SHO portfolio occupancy of 85.4% compared to 85.6% as of March 13, 2020, and 85.8% on February 28, 2020. The portfolio is expected to experience an additional decline in occupancy going forward due to various measures enacted to stem the spread of the COVID-19 pandemic, including the limitation of tours at many of our communities and restrictions on resident move-ins. Partially offsetting this decline is the potential for some moderation in the pace of move-out activity. Additionally, operating expenses within our SHO portfolio have risen in recent weeks following an increase in labor expenses coupled with expenditures related to the Company’s efforts to procure PPE and supplies on behalf of its operators.

Recent Capital Activity and Current Liquidity

Welltower has taken several significant steps in recent weeks to strengthen its balance sheet and to enhance its liquidity profile. On March 30, 2020, the Company elected to settle forward sale agreements covering 6.8 million shares of common stock under our ATM program at an average price of $86.48 per share. The settlement of these shares resulted in $588 million of gross proceeds which were used to reduce borrowings under our unsecured revolving credit facility. Additionally, on April 1, 2020, Welltower closed on its previously announced $1.0 billion two-year unsecured term loan. The term loan carries a 60-day delayed draw and bears interest at a rate of 1-month LIBOR + 1.20%, based on the Company’s credit rating.

During the first quarter, the Company completed $781 million of pro rata dispositions of which $64 million related to the disposition of an unconsolidated equity investment. First quarter dispositions included $586 million of property sales which closed in March. Following these activities, Welltower has approximately $2.15 billion of capacity under its $3.0 billion unsecured revolving credit facility, $1.0 billion of capacity under its undrawn term loan, and cash and cash equivalents of over $300 million as of March 31, 2020. With total near-term available liquidity of approximately $3.5 billion and no material unsecured debt maturities until 2023, the Company is well-positioned to withstand further capital markets volatility. However, we will continue to evaluate further opportunities to enhance liquidity, including the delay of non-essential capital expenditures and certain development and redevelopment projects.

About Welltower®

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.

Forward Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including statements related to the effects of the COVID-19 pandemic. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.